Exhibit 107

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price (3)	Amount of Registration Fee(3)
Series 1 Preferred Stock, par value $0.001 per share	250,000	$1.80	$450,000	$41.72
Total	250,000	$1.80	$450,000	$41.72

(1)	Represents 250,000 shares of Series 1 Preferred Stock potentially issuable as payment-in-kind dividends on the outstanding shares of Series 1 Preferred Stock
(2)	Pursuant to Rule 416 under the Securities Act, the shares of common stock offered hereby also include an indeterminate number of additional shares of Series 1 Preferred Stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(3)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $1.80 (high) and $1.80 (low) sale price of the Registrant’s Preferred as reported on the Nasdaq on 02/10/2022, which date is within five business days prior to filing this Registration Statement.